EXHIBIT 10.15(c)

March 19, 2004

StockerYale Canada Inc
275 Kesmark Street
Dollard Des Ormeaux, QC H9B 3J1

Attention:

Mark W. Blodgett, Chairman & CEO

Francis J O’Brien, Executive Vice President and CFO

Dear Sirs,

RE: OFFER OF FINANCING

We are pleased to present to you the terms and conditions under which National Bank of Canada (the Bank) will make the financing below available to StockerYale Canada Inc. (the Borrower) totalizing $ CDN 4,071,666;

"A" $2,500,000 Operating credit (renewal)
"B" $1,396,666 Term loan (renewal)
"C" $75,000 MasterCard BusinessCard (renewal)
>"D" $100,000 Exchange risk operating credit (renewal)

This Offer of Financing amends the former second amendment to offer of financing dated August 27, 2003 the whole without novation and derogation, except as hereinafter set forth.

1.     FACILITY “A” — OPERATING CREDIT

1.1. Credit Facility

Subject to the provisions hereof, the Bank agrees to make available to the Borrower an operating credit facility for a principal amount not exceeding CDN $2,500,000, which is to be used to finance the Borrower’s usual operating requirements.

1.2. Financing Options

Subject to the terms and conditions hereof, the Borrower may use and reuse this credit facility, up to the maximum allowed, by means of variable-rate advances.

1.3. Interest Rate

The variable-rate advances shall bear interest, from the time of disbursement until payment in full, at the Canadian Prime rate of the Bank plus 2.00%, or 6.00% as at the date hereof. Interest shall be calculated daily and payable monthly on the 26th day of each month.

1.4. Standby fees

Standby fees calculated at an annual rate of 0.50% on the unused portion of the operating credit shall be payable monthly by the Borrower.

1.5. Disbursement and Repayment

The credit facility is repayable on demand and may be reviewed periodically by the Bank, the next review being scheduled on or before April 30, 2005.

        Disbursements and payments shall be made to or collected in equal multiples of $250,000.

1.6. Financing Conditions

Notwithstanding the amount of the credit facility, the aggregate amount of advances shall at no time exceed the total of:
  75% of the Borrower’s net Canadian accounts receivable (excluding holdbacks receivable, contra or inter-company accounts, accounts of doubtful quality and those aged 90 days or more); and
  65% of the Borrower’s net U.S. accounts receivable (excluding holdbacks receivable, contra or inter-company accounts, accounts of doubtful quality and those aged 90 days or more); and
  85% of the Borrower’s net foreign accounts receivable insured by EDC (excluding holdbacks receivable, contra or inter-company accounts, accounts of doubtful quality and those aged 90 days or more); and
  25% of the Borrower's inventory (finished goods and raw materials) up to a maximum amount of $750,000. The Borrower's inventories will be calculated as declare goods less a reserve of 500,000$ for obsolete inventories;
  60% of the Borrower's R& D provincial tax credit
The value of the Borrower’s accounts receivable and inventory shall be established, from time to time, by taking into account claims ranking prior to the security of the Bank. Each month, on the 20th day of the following month, the Borrower shall furnish to the Bank a detailed list of its accounts receivable by identifying Canadian, American and foreign accounts, a detailed list of its accounts payable according to age, and a detailed list of its inventory. Fixed monthly fees of $350.00 shall be charged to the Borrower for monitoring accounts receivable and inventory and a monthly fee of $250 shall be charged for the general monitoring of the file.

2.     FACILITY “B” — TERM LOAN

2.1. Credit Facility

Subject to the provisions hereof, the Bank agrees to renew this existing a term loan for an amount of CDN $1,396,666 which is the outstanding capital balance as to the date of the present offer of financing to finance 60% of the value of the real estate on 275 Kesmark Street at Dollard Des Ormeaux.

2.2. Term

        The term of this loan expired June 26th 2008.

2.3. Interest Rate

This variable-rate loan shall bear interest from the date of disbursement until payment in full, at the Canadian Prime rate of the Bank plus 2.75%, or 6.75% as at the date hereof, calculated daily. Interest shall be payable monthly on the 26th day of each month as of the 26th day of the month following the disbursement.

2.4. Disbursement

The Borrower shall use the amount made available to it subject to meeting the conditions specified herein and executing any document that may reasonably be requested by the Bank, including, but not limited to, a term note. Any sum hereunder which has not been advanced to the Borrower on that date shall no longer be available to the Borrower and the Bank shall have no further obligation to advance such sum to the Borrower.

2.5. Repayment

The Borrower shall repay the principal of this term loan based on equal and consecutive monthly instalments of $19,166.67, which shall be payable on the 26th day of each month as of the month following the first disbursement. The balance of principal($419,166.47) interest, fees and incidental charges on the loan shall be repaid in full with the last instalment, namely, on the term expiry date June 26th 2008, without further notice.

2.6. Prepayment

The Borrower may repay all or part of the variable-rate term loan at any time without penalty provided the repayment is from funds generated by the company or from the proceeds of a capital stock issue. If repayment is directly or indirectly from any other source, a penalty of three months’ interest shall then be payable and deducted by the Bank from the repayment. Partial repayments shall be applied to the last instalment of principal and/or interest or to any other sum due by the Borrower, at the Bank’s discretion.

3.     FACILITY ” C ” – MASTERCARD BUSINESSCARD

        The MasterCard BusinessCard shall be issued for business development purposes.

4.     FACILITY “D ” — EXCHANGE RISK OPERATING CREDIT

4.1. Credit Facility

Subject to the terms and conditions hereof, the Bank agrees to renew the currency conversion risk facility previously made available to the Borrower for an amount not exceeding CDN $100,000, which shall serve to enable the Borrower to conclude transactions with the Bank for contracts with respect to the sale or purchase of foreign currencies freely negotiated by the Bank, the whole subject to the following conditions:

4.1.1.

The Borrower may sell or buy foreign currencies through the Bank, giving prior notice thereof to the Bank, in accordance with the customs and practices of the market, specifying the amount, currency and effective date of delivery of the chosen currency;

4.1.2.

The maximum amount of foreign currency which the Borrower may sell or buy by reason hereof shall not exceed the permitted amount, as determined hereinafter; the said permitted amount shall be determined by the Bank by multiplying the face value of the chosen currency by the level of risk, as per the schedule in effect at the Bank expressed as a percentage (for illustration purposes only: chosen currency $50,000 at a risk level of 10% equals a currency conversion risk amount of $5,000);

4.1.3.

The Borrower undertakes to deposit in its US$ current account held at the Bank sufficient amounts to pay for the foreign currencies bought or sold, no later than on the date of their delivery, failing which, the Bank shall be authorized to make a variable-rate advance in Canadian dollars under Credit Facility E hereof for an amount equal to the US$ amount necessary to pay for said currencies and any fees and expenses incurred by the Bank due to insufficient funds in the Borrower’s US$ current account on the date of delivery.

.	Moreover, if such advance exceeds the credit amount authorized under Credit Facility E, the Bank shall then be authorized to debit said current account for an amount equal to such excess amount; all overdrafts in the Borrower’s current account shall bear interest, until payment in full, at the rate on overdrafts prevailing from time to time at the Bank;

4.1.4.

The Borrower shall execute, upon presentation, any agreement, contract, document or other writing required by the Bank, including, without limitation, the International Swap and Derivatives Association (ISDA) contract, the International Foreign Exchange Master Agreement (IFEMA) and confirmation, as applicable, of such contract, in accordance with the documents in use at the Bank, providing for, inter alia, the terms and conditions, amount, currency and fees payable to the Bank;

4.1.5.

Acceptance by the Bank of any request for the sale or purchase of foreign currencies is subject to the availability of such funds on the foreign exchange market and approval of each request is at the Bank’s discretion.

4.2.	Term

This credit facility may be revised from time to time by the Bank and may be revoked by the Bank at any time.

5.     SECURITY

As a general and continuing security for the performance by the Borrower of all its obligations, present and future, towards the Bank, including, without limitation, the repayment of advances granted hereunder and the payment of interest, fees and incidental charges provided for hereunder and under the security documents, the Borrower undertakes to grant to the Bank the following security, if deemed satisfactory by the Bank, in accordance with the forms in use at the Bank:

5.1.	Facilities “A & D”

5.1.1.

First-ranking general movable hypothec of $2,600,000 on the universality of the Borrower’s inventory and accounts receivable, present and future, wherever the inventory and debtors of these receivables are located;

5.1.2.	The security on all goods in inventory under section 427 of the Bank Act;

5.2.	Facility “B”

5.2.1.	First-ranking general immovable hypothec on the land and building of $2,300,000;

5.2.2.	First-ranking general movable hypothec of $2,300,000 on all the customer’s equipment and office furniture, present and future

5.2.3.	Fired Insurance policy on the building

5.3.	Facilities “A” and ” B “

5.3.1.	Commitment from the mother-company to refund losses if occurred within 30 days of the bank request.

5.3.2.	Hypothecation of securities on a term deposit in the amount of CDN $250,000 held at the National Bank ;

* At the end of the 2004 financial year, the term deposit of 250,000$ will be released on presentation of auditor financials statements if the borrower reaches 90% of its projections of EBITDA and net profit, show 3 subsequent quarter of positive EBITDA and is in compliance with other terms and conditions.

5.3.3.

First-ranking general movable hypothec of $ 4,800,000 on all the Client’s corporeal and incorporeal movable property (including intellectual property), present and future, regardless of the location of such property;

5.3.4.	Subordination agreement of Stockeryale US’s advances.

6.     REPRESENTATIONS AND WARRANTIES OF THE BORROWER

The Borrower represents and warrants to the Bank that:

6.1.

It is a duly constituted or incorporated, and registered and organized business in compliance with the legislation governing it, and that it has the powers, permits and licenses required to operate its business or enterprise and to own, manage and administer its property;

6.2.	It is not involved in any dispute or legal proceedings likely to materially affect its financial position or its capacity to operate its business;

6.3.

It has valid title to all its goods and property, which have a good market value and are free and clear of any prior claims, mortgages, hypothecs, charges or other similar encumbrances other than the mortgages, hypothecs and other charges previously granted to the Bank;

6.4.

It is not in default under the contracts to which it is a party or under the applicable legislation and regulations governing the operation of its business or its property, including, without limitation, all environmental requirements; and

6.5.

Any taxes, assessments, deductions at source, income taxes or other levies, the payment of which is secured by a legal privilege, prior claim or legal hypothec, have been/will be paid by the Borrower without subrogation or consolidation.

7.     CONDITIONS PRECEDENT TO ANY DISBURSEMENT OF FUNDS

Before any disbursement, renewal or maintenance of this credit facility, the Borrower shall meet the following conditions to the satisfaction of the Bank:

7.1.	The Borrower shall sign all documents that the Bank may reasonably request in order to give full effect to the provisions hereof;

7.2.

The Borrower and the guarantors, as applicable, shall meet all of the conditions hereof and execute all documents that the Bank may reasonably request in order to give full effect to the provisions hereof;

7.3.	All collateral security shall be duly published in accordance with the above-mentioned ranking and any other required formality shall be fulfilled, as applicable;

7.4.

The Borrower shall furnish to the Bank any other document, certificate and opinion that it may reasonably require, including, but not limited to, any incorporating instrument related to the Borrower and the guarantor, and any other document and opinion related to the hypothecated property, as applicable;

7.5.	The Borrower shall present its audited financial statements dated December 31, 2003 showing no material change compared to the in-house financial statements

8.      POSITIVE COVENANTS

        During the entire term of this financing agreement, the Borrower shall:

8.1.	Use the proceeds of the financing for the purposes provided for herein;

8.2.	Operate its business in a diligent and continuous manner;

8.3.	Keep and maintain proper books of account and other accounting records in accordance with generally accepted accounting principles;

8.4.	Furnish to the Bank its internal quartely financial statements within 20 days of the end of each quarter;

8.5.	Furnish to the Bank two copies of its audited annual financial statements within 90 days of the end of its fiscal year;

8.6.

At all times, give the Bank’s representatives the right to inspect its establishments and provide access thereto, and further permit the Bank’s representatives to examine its books of account and other records, and take excerpts therefrom or make copies thereof;

8.7.	Maintain, at all times, insurance coverage on its property against loss or damage caused by fire and any other risk as is customarily maintained by companies carrying on a similar business;

8.8.	Maintain, at the end of each quarter for the duration of this financing agreement, the following financial ratios:

8.8.1.	a working capital ratio greater than 1.1:1 at all time and 1.50:1.00 at September 30, 2004 and thereafter; this is defined as total current assets over total current liabilities;

8.8.2.

net worth greater than or equal to $8,000,000 at all time and greater than or equal to $10,000,000 at September 30, 2004 and thereafter and a ratio of total debt to tangible network of less than 1.0.1; net worth is defined as total shareholder equity and advances subordinated to the Bank less advances to directors and affiliated companies, less intangible assets;

8.8.3.	maximum of $ 75,000 in capital expenditures;

8.8.4.	a minimum coverage ratio of 1.1 ( EBITDA – non financed CAPEX – Dividends / Capital + interest) at December 31, 2005 and thereafter;

8.8.5.

The Borrower shall respect the cumulative net profit indicated in the budgeted income statement for the year ending December 31, 2004 up to a maximum deviation of $150,000 CAN. If not respected, this event will constitute a default.

8.9.	Pay, when due, all taxes, assessments, deductions at source, income tax or levies for which payment is guaranteed by legal privilege or legal hypothec, without subrogation or consolidation;

8.10.	Furnish to the Bank any other document that it may reasonably require;

8.11.	Conduct all or the greater part of its banking business with the Bank;

8.12.	Obtain and maintain in effect the permits and licences required for the operation of its company;

8.13.	Notify the Bank forthwith of any default or event which, following a notice or on expiry of a deadline, could constitute an event of default.

9.      NEGATIVE COVENANTS

The Borrower undertakes to refrain from carrying out the following transactions or operations without obtaining the prior written consent of the Bank:

9.1.	Materially change the nature of its operations or business;

9.2.	Change the control of the company, merge with another company, dissolve or wind up the company;

9.3.	Create or permit the existence of security interests in property granted as security to the Bank;

9.4.	Grant advances to its officers, directors, shareholders or persons with no relation to the normal course of its business;

9.5.	Grant financial assistance, an investment or a guarantee on behalf a third party;

9.6.	Declare or pay out dividends on its shares, purchase or sell its shares, or otherwise reduce its capital.

10.      ENVIRONMENTAL OBLIGATIONS

10.1.

The Borrower shall comply with the requirements of all legislative and regulatory environmental provisions (the “Environmental Requirements”) and shall at all times maintain the authorizations, permits and certificates required under these provisions.

10.2.

The Borrower shall immediately notify the Bank in the event a contaminant spill or emission occurs or is discovered with respect to its property, operations or those of any neighbouring property. In addition, it shall report to the Bank forthwith any notice, order, decree or fine that it may receive or be ordered to pay with respect to the Environmental Requirements relating to its business or property.

10.3.

At the request of and in accordance with the conditions set forth by the Bank, the Borrower shall, at its own cost, provide any information or document which the Bank may require with respect to its environmental situation, including any study or report prepared by a firm acceptable to the Bank. In the event that such studies or reports reveal that any Environmental Requirements are not being respected, the Borrower shall effect the necessary work to ensure that its business and property comply with the Environmental Requirements within a period acceptable to the Bank.

10.4.	The Borrower undertakes to indemnify the Bank for any damage which the Bank may suffer or any liability which it may incur as a result of any non-compliance with Environmental Requirements.

10.5.

The provisions, undertakings and indemnification set out in this section shall survive the satisfaction and release of the security, and payment and satisfaction of the indebtedness and liability of the Borrower to the Bank pursuant to the terms hereof.

11.     DEFAULT

11.1.	Events of Default

        The occurrence of one or more of the following events shall constitute a default under this Offer:

11.1.1.

If the Borrower fails to make a payment of principal, interest, fees, incidental charges or any other amount which may become due hereunder or under any of the security documents, when they become due and payable;

11.1.2.	If the Borrower and/or the guarantors fail to perform or otherwise breach any obligation hereunder or pursuant to any of the security documents or any other related document;

11.1.3.

If the Borrower and/or any guarantor, if applicable, becomes insolvent, bankrupt or is in the process of winding up, assigns its assets for the benefit of its creditors, files a proposal or gives notice of its intention to file such proposal or if a material, adverse change occurs in the financial position or operations of the Borrower;

11.1.4.

If proceedings are instituted by the Borrower and/or any guarantor, if applicable, or a third party for the Borrower’s and/or any guarantor’s dissolution, winding-up or reorganization of its operations or the arrangement or readjustment of its debts;

11.1.5.

If a creditor, trustee in bankruptcy, sequestrator, receiver or trustee takes possession of the Borrower’s and/or any guarantor’s assets or, in the opinion of the Bank, a major portion thereof or if such assets are subject to a prior notice of the exercise of a hypothecary right or a notice to withdraw authorization to collect claims or are seized;

11.1.6.

If the Borrower and/or any guarantor is in default under the terms of any other contracts, agreements or writings with the Bank or any other bank or financial institution or any other creditor with rights to the assets of the Borrower and/or any guarantor, as applicable;

11.1.7.

If any representation or warranty made by the Borrower and/or any guarantor herein or in a security document or any other document furnished to the Bank in connection herewith proves to be incorrect or erroneous; or

11.1.8.

If the Bank receives from any present or future guarantor a notice proposing to terminate, limit or otherwise modify such guarantor’s liability hereunder, under a security document, or under any other related document.

11.2.	Rights and Remedies of the Bank in the Event of Default

        Subject to its other rights and remedies, in the event of default:

11.2.1.

The Bank may declare due and payable all of the Borrower’s monetary obligations that have not matured and may claim from the Borrower and/or any guarantor, without any other notice, the immediate payment of principal, interest, fees and incidental charges, including all the expenses incurred by the Bank for the purposes of collecting or protecting the debt, and the execution of any other obligation of the Borrower and/or any guarantor;

11.2.2.	The Borrower shall lose all rights and privileges hereunder, including, but not limited to, the right to receive additional advances;

11.2.3.

The Bank may charge the Borrower reasonable fees for analysis, administration and follow-up and may even incur and pay any reasonable sum for services rendered (including legal, accounting and any other professional fees for which services may be required or deemed necessary) in relation to the realization, sale, transfer, delivery or payment to be made with respect to exercising all security held by the Bank and may retain such fees and disbursements from the proceeds of the realization of security;

11.2.4.

Any amount collected or received by the Bank, including the balance of the proceeds of any security realized, may be retained by the Bank and may, at the Bank’s option, be applied to any part of the debt owed by the Borrower to the Bank;

11.2.5.

Any sum incurred and paid by the Bank in order to realize, protect or preserve any security pledged by the Borrower to the Bank under this agreement or required by law shall bear interest at the Canadian Prime rate of the Bank, plus 3% annually until said sum is paid;

11.2.6.

The foregoing provisions shall be applied regardless of whether any of the bearers of bankers’ acceptances, issued under the terms and conditions hereof, has requested full or partial payment or has requested only partial payment from the Bank.

11.3.	Waiver, Omission and Cumulative Remedies

11.3.1.

The Bank may set deadlines, take or waive security, accept compromises, grant a discharge and recognition of cancellation and do business with the Borrower as it deems appropriate without such action reducing the Borrower’s responsibility or affecting the rights of the Bank with respect to the security provided hereunder.

11.3.2.

Any omission on the part of the Bank to notify the Borrower and/or any guarantor of any case of default under the terms and conditions hereof or to exercise its rights hereunder shall not be considered a waiver on the part of the Bank of its right to exercise its recourse in such case of default or to exercise any right.

11.3.3.

Acceptance by the Bank, following a default by the Borrower, of an amount owed to it, or the exercise by the Bank of any recourse or right shall not prevent the Bank from exercising any other right or recourse, the rights and recourses of the Bank being cumulative and non-interchangeable, and in addition to and not in substitution of, any other right or recourse by the Bank, whether by agreement or otherwise provided for by law.

12.     SUNDRY

12.1.	Definitions

        For the purposes hereof, the terms and expressions hereinafter listed shall be defined as follows:

“Canadian prime rate” means the annual variable interest rate published by the Bank from time to time and used by the Bank to determine the interest rates on commercial loans granted by it in Canadian dollars in Canada.

12.2.	Accounting Terms

Each accounting term used herein shall have the meaning ascribed to it in accordance with the generally accepted accounting principles of the Canadian Institute of Chartered Accountants.

12.3.	Currency and Place of Payment

All sums due by the Borrower hereunder must be paid by the Borrower to the Bank in Canadian dollars.

12.4.	Calculation of Interest and Arrears

12.4.1.	Unless otherwise provided for herein, interest on any amount due hereunder shall be calculated daily and not in advance on the basis of a 365-day year.

12.4.2.

For the purposes of the Interest Act (Canada) in the case of a leap year, the annual interest rate corresponding to the interest calculated on the basis of a 365-day year is equal to the interest rate thus calculated multiplied by 366 and divided by 365.

12.4.3.

Any amount of principal, interest, commission or discount or an amount of any other nature remaining unpaid at maturity shall bear interest at the rate provided for herein, it being understood that said interest rate on arrears shall not exceed the maximum rate provided for by law, if applicable.

12.4.4.	Interest on arrears shall be compounded monthly and payable on demand.

12.5.	Additional Charges

        The Borrower undertakes to pay the Bank the charges below, as determined by the Bank:

12.5.1.

In the event that a law, regulation, administrative policy or guideline results in an increase in the cost of credit for the Bank (particularly as a result of the imposition of reserves, taxes or requirements with respect to the Bank’s capital adequacy), the Borrower shall pay this additional cost on demand; and

12.5.2.

The Borrower shall pay all taxes or additional charges that could result from the application of the goods and services tax (Canada), the provincial sales tax (Quebec), or any other similar federal, provincial or municipal law.

12.6.	Assignment

No rights or obligations of the Borrower hereunder and no proceeds of the loan may be transferred or assigned by the Borrower. Any such transfer or assignment shall be null and void insofar as the Bank is concerned and shall render any balance then outstanding on the loan immediately due and payable at the Bank’s option and release the Bank from any and all obligations of making any further advances hereunder.

12.7.	Records

The Bank shall keep records evidencing the transactions performed hereunder. Such records shall be presumed to reflect these transactions and shall constitute conclusive evidence of the amounts due to the Bank.

12.8.	Account Debits

The Borrower irrevocably authorizes the Bank to debit periodically or from time to time any bank account it maintains at the Bank in order to pay all or part of the amounts it may owe to the Bank hereunder.

12.9.	Non-Business Day

If the date provided for an instalment of principal or interest hereunder is not a business day, such instalment shall be paid on the first business day thereafter.

12.10.	Final Agreement

Upon its acceptance and execution by the Borrower, this Offer shall constitute the final agreement between the parties, with the exception of any subsequent written amendments agreed to by the parties, and shall supersede any other previous verbal or written agreement between the parties with respect to the financing provided for herein.

Notwithstanding the foregoing, this Offer does not create novation or an exception to the mortgages, hypothecs, rights and remedies of the Bank under the deeds, notes and security documents required hereunder which were signed by the Borrower or the guarantor prior to the date hereof. The Borrower hereby acknowledges and declares that the mortgages, hypothecs, rights and remedies of the Bank under said deeds, notes and security documents have not been amended and that they secure its obligations hereunder.

12.11.	Other Documents

The Borrower and the guarantors, if applicable, shall do all things and execute all documents deemed necessary or appropriate by the Bank for the purposes of giving full force and effect to the terms, conditions, undertakings and security granted or to be granted hereunder.

12.12.	Joint and Several Liability/Solidarity <

If more than one person is designated as the Borrower or the guarantor, each such person shall be jointly and severally or solidarily liable for the obligations set out herein and in the security documents.

12.13.	Validity of Provisions Hereof

Any court decision to the effect that any of the provisions hereof is null or void in no way affects the remaining provisions hereof or their validity or executory force.

12.14.	Review

The terms and conditions of the credits granted by the Bank to the Borrower hereunder are subject to a periodic review, at the Bank’s discretion.

12.15.	Amendments

Any amendment to this Offer or resulting waiver of a right hereunder is without effect unless it is explicitly stated in a written document signed by the parties.

12.16.	Copies

This Offer may be signed in an indeterminate number of copies, each of which is deemed to constitute an original, but all of which constitute a single document.

13.     ACCESS TO INFORMATION

The Borrower and the guarantors hereby authorize any personal information agent, financial institution, creditor, tax authority, employer or any other person, including any public entity, holding information concerning the Borrower or its assets, more particularly any financial information or information with respect to any undertaking or suretyship given by the Borrower, to supply such information to the Bank in order to verify the accuracy of all information furnished or to be furnished from time to time to the Bank and to ensure the solvency of the Borrower at all times.

14.     FEES

        Non-refundable fees of $25,000 shall be payable upon acceptance of this Offer.

Notwithstanding the foregoing, during the formal annual review of the Borrower’s credit(s), the Bank may, subject to the Borrower’s acceptance of the renewal offer, amend the amount of said fees and apply them retroactively to the anniversary date of the previous renewal.

Any fees and legal costs incurred in the preparation and registration or publication of the security documents and any other document related thereto shall be payable by the Borrower whether or not the financing is completed.

A monthly late fee of $100.00 shall be automatically collected if the interim financial statements and/or lists of receivables and inventories are not produced by the prescribed date, i.e., no later than the 20th day of the following month.

If, during a given month, the Bank temporarily tolerates a deficit in the security coverage of the Borrower’s advances in the form of accounts receivable and inventories, such deficit shall be tolerated as an overdraft at a rate of 21%.

Annual review fees shall be collected on the review date for analyzing annual financial statements and for verifying that the conditions of the authorization and Offer of Financing are being respected.

15.     GOVERNING LAW

        This Offer shall be construed and governed in accordance with the laws of the Province of Quebec.

If this Offer is satisfactory, please indicate your approval by returning to us the copy attached in this regard, duly signed and initialled on each page, before 5:00 p.m. on March 31, 2004. After that date, the Bank reserves the right to cancel or modify this Offer, without notice.

        We trust that our financial support will contribute to the success of your company.

Yours very truly,

NATIONAL BANK OF CANADA

By:
	Manon Daigneault	Jean-Guy Paris
	Account Manager	Senior Manager
(514) 394-6864

ACCEPTANCE

We declare that we have read this Offer of Financing dated __________________2004 and we accept the terms, conditions and obligations hereof.

Executed at _____________________, province of Quebec, this __________ day of ________________, 2004.

StockerYale Canada Inc.

By:
By:
Title:

COMMITMENT FROM STOCKERYALE

We declare that we have read clause ________ of this Offer of financing and we accept the terms and conditions.

StockerYale, Inc.

By:
By:
Title:

Exhibit 10.15(c) / STKR	END	2002 FORM 10-K